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                                                      EXHIBIT 10(o)
                  AMERICAN ELECTRIC POWER SYSTEM
                  SENIOR EXECUTIVE SEVERANCE PLAN
                          FOR MERGER WITH
                CENTRAL AND SOUTH WEST CORPORATION

                           Introduction


      American Electric Power Company, Inc. ("AEP"), a New York corporation, and Central and South West Corporation ("CSW"), a Delaware corporation, have entered into an Agreement and Plan of Merger dated as of December 21, 1997 (the "Merger Agreement"), whereby AEP and CSW will be parties to a merger (the "Combination") with AEP as the parent of CSW. AEP recognizes that the uncertainty during the pendency of the Combination, and the inevitable adjustments that will occur during the transition period following the Combination, may result in the loss or distraction of employees of its subsidiaries to the detriment of AEP and its shareholders.

      AEP considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of AEP and its shareholders. AEP also believes that during the pendency of the Combination and the transition period thereafter, AEP should be able to receive and rely on dedicated service from employees of its subsidiaries without concern that those employees might be distracted or concerned by personal uncertainties and risks.

      In addition, AEP believes that it is consistent with the employment practices and policies of its subsidiaries and in the best interests of AEP and its shareholders to treat fairly those employees whose employment terminates as a result of the Combination.

      Accordingly, AEP has determined that appropriate steps should be taken by its subsidiaries to assure AEP of the continued employment and attention and dedication to duty of the employees of its subsidiaries and to seek to ensure the availability of their continued service, notwithstanding the Combination.

      Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted by American Electric Power Service Corporation, a subsidiary of AEP.


                             ARTICLE I
                       ESTABLISHMENT OF PLAN


      As of March 1, 1999, American Electric Power Service Corporation hereby establishes a separation compensation plan known as the American Electric Power System Senior Executive Severance Plan For Merger With Central And South West Corporation, as set forth in this document.

                            ARTICLE II
                            DEFINITIONS

      As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

       (a) "Annual Compensation" means the sum of a Participant's Annual Salary and the Participant's Target Annual Incentive.

      (b) "Annual Salary" means the Participant's regular annual base salary immediately prior to the Participant's termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Corporation or deferred pursuant to a written plan or agreement with the Corporation, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any of the Corporation's long-term or short-term incentive plans or any similar payments.

      (c) "Board" means the Board of Directors of American Electric Power Company, Inc., a New York corporation.

      (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (e) "Corporation" means American Electric Power Service Corporation, a New York corporation, and any of its subsidiary companies, divisions, organizations or affiliates.

      (f) "Date of Termination" means the date on which a Participant ceases to be employed by the Corporation.

      (g) "Effective Time" means the Effective Time, as defined in the Merger Agreement.

      (h) "Participant" means an individual who is designated as such pursuant to Section 3.1.

      (i) "Plan" means the American Electric Power System Senior Executive Severance Plan For Merger With Central And South West Corporation.

      (j) "Separation Benefits" means the benefits described in Section 4.3 that are provided to qualifying Participants under the Plan.

      (k) "Separation Period" means the period beginning on a Participant's Date of Termination and ending on the earlier of (i) the third anniversary thereof, or (ii) the first day of the month coincident with or next following the Participant's 65th birthday.

      (l) "Target Annual Incentive" means the award that the Participant would have received under the Senior Officer Annual Incentive Compensation Plan or the AEP Energy Services, Inc. Incentive Compensation Plan for the year in which the Participant's Date of Termination occurs, if 100% of the annual target award had been earned.


                                   ARTICLE III
                                   ELIGIBILITY

      3.1 Participation. Each of the individuals named on Schedule 1 hereto shall be a Participant in the Plan. With the approval of the Board, Schedule 1 may be amended by the Corporation from time to time to add individuals as Participants; provided, however, the Corporation shall not have the right to amend Schedule 1 to remove any individual, except that a Participant shall be removed from Schedule 1 if the Participant's salary, duties or responsibilities are materially altered for reasons other than the Combination, or the Participant's employment is terminated for cause.

      3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when the Participant ceases to be employed by the Corporation, unless, at the time the Participant ceases to be employed, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence described in
Section 4.2(a) which would enable the Participant to terminate employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amount under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.


                               ARTICLE IV
                               SEPARATION BENEFITS

      4.1 Right to Separation Benefit. A Participant shall be entitled to receive Separation Benefits in accordance with Section 4.3 if the Participant ceases to be employed by the Corporation for any reason specified in Section 4.2(a).

      4.2  Termination of Employment.

      (a) Terminations Which Give Rise to Separation Benefits Under This Plan. Except as set forth in subsection (b) below, a Participant shall be entitled to Separation Benefits if at any time before the second anniversary of the Effective Time (or, if the Combination has not occurred, before the expiration of the Plan as set forth in Section 6.1 hereof):

           (i) the Participant is involuntarily terminated by the Corporation; or

           (ii) the  Participant's  Annual Salary is reduced below the higher of
      (x) the amount in effect on March 1, 1999 and (y) the highest amount in effect at any time thereafter, excluding situations where the salary reduction is due to the reassignment of a Participant returning to active employment after a period of disability, and the Participant ceases to be employed by the Corporation or by the Participant's own action within 90 days after the occurrence of such reduction; or

           (iii) the Chief Executive Officer of the Corporation, in his or her sole discretion, determines that the Participant's duties and responsibilities or the program of incentive compensation and retirement and welfare benefits offered to the Participant are materially and adversely diminished in comparison to the duties and responsibilities or the program of benefits enjoyed by the Participant on March 1, 1999, and the Participant ceases to be employed by the Participant's own action within 90 days after the occurrence after such reduction.

      (b) Terminations Which Do Not Give Rise to Separation Benefits Under This Plan. If a Participant's employment is terminated for cause, disability, retirement, or voluntarily by the Participant in the absence of an event described in subsection (a)(ii) or (iii) of this Section 4.2, the Participant shall not be entitled to Separation Benefits under the Plan.

           (i) A termination for disability shall have occurred where a participant is terminated because illness or injury has prevented the Participant from performing the Participant's duties (as they existed immediately prior to the illness or injury) on a full time basis for 180 consecutive business days; provided, however, a termination for Disability shall not have occurred if such termination is coincident with or subsequent to a termination which otherwise gives rise to Separation Benefits under this Plan as set forth in this Section 4.2.

           (ii) A termination by retirement shall have occurred where a Participant's termination is due to the Participant's voluntary late, normal or early retirement under a pension plan sponsored by the Corporation, as defined in such plan; provided, however, a termination by Retirement shall not have occurred if such termination is coincident with or subsequent to a termination which otherwise gives rise to Separation Benefits under this Plan as set forth in this Section 4.2.

            (iii)  A  termination   for  cause  shall  have  occurred   where  a
      Participant is terminated because of:

             (A) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or an elected officer of the Corporation which specifically identifies the manner in which the Board or the elected officer believes that the Participant has not substantially performed the Participant's duties, or

             (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to AEP and the Corporation, as determined by the Chief Executive Officer of the Corporation.

For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of AEP or the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for AEP or the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of AEP or the Corporation.

      4.3  Separation Benefits.

      (a) If a Participant's employment is terminated in circumstances entitling the Participant to a Separation Benefit as provided in Section 4.2(a), and subject to the provisions of Section 4.5, the Corporation shall pay such Participant, within ten days of the Date of Termination, a cash lump sum as set forth in subsection (b) below and continuing benefits as set forth in subsection
(c) below. For purposes of determining the benefits set forth in subsections (b) and (c), if the termination of the Participant's employment is based upon a reduction of the Participant's Annual Salary or benefits as described in subsection (a)(ii) or (a)(iii) of Section 4.2, such reduction shall be ignored.

      (b) The cash lump sum referred to in Section 4.3(a) shall equal the aggregate of the following amounts:

           (i) an amount equal to the sum of (1) the portion of the Participant's Annual Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Target Annual Incentive and (y) a fraction, the numerator of which is the number of days in such calendar year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto; and

           (ii) an amount equal to three times the Participant's Annual Compensation.

      (c) The continuing benefits referred to above shall be as follows:

           (i) During the Separation Period, the Participant and the Participant's family shall be provided with medical and dental insurance benefits as if the Participant's employment had not been terminated; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical and dental insurance benefits under the Corporation's plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such Separation Period; and

           (ii) The Corporation shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in the Participant's sole discretion (but at a cost to the Employer of not more than $30,000) or, at the Participant's option, the use of comparable and accessible office space, office supplies and equipment and secretarial services for a period not to exceed one year.

To the extent any benefits described in this Section 4.3(c) cannot be provided pursuant to the appropriate plan or program maintained by the Corporation, the Corporation shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant.

      4.4  Other Benefits Payable.

      (a) The cash lump sum and continuing benefits described in Section 4.3 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation (including voluntary deferrals of regular salary and deferrals of long-term or short-term incentive compensation), rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law.

      (b)  Notwithstanding the foregoing;

           (i) The Severance payments and benefits provided under Section 4.3 hereof shall be subject to, and conditioned upon, the waiver of any other cash severance payment provided by the Corporation. No amount shall be payable under this Plan to, or on behalf of the Participant, if the Participant elects benefits under any other cash severance plan or program, or any other special pay arrangement with respect to the termination of the Participant's employment.

           (ii) The Participant agrees that at all times following termination, the Participant will not, without the prior written consent of AEP or the Corporation, disclose to any person, firm or corporation any confidential information of AEP or the Corporation which is now known to the Participant or which hereafter may become known to the Participant as a result of the Participant's employment or association with AEP or the Corporation and which could be helpful to a competitor, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this provision. It is recognized that damages in the event of breach of this Section 4.4
      (b)(ii) by the Participant would be difficult, if not impossible, to ascertain, and it is therefore agreed that AEP or the Corporation, in addition to and without limiting any other remedy or right AEP or the Corporation may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Participant hereby waives any and all defenses the Participant may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude AEP or the Corporation from pursuing any other rights or remedies at law or in equity which AEP or the Corporation may have.

      4.5 Payment Obligations Absolute. The obligations of the Corporation to pay the Separation Benefits described in Section 4.3 and the other benefits described in Section 4.4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense or other right which the Corporation may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in Section 4.3(c)(i).


                             ARTICLE V
                     SUCCESSOR TO CORPORATION

      This Plan shall bind any successor of AEP or the Corporation, their assets or their businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that AEP or the Corporation would be obligated under this Plan if no succession had taken place.

      In the case of any  transaction  in  which a  successor  would  not by the foregoing provision or by operation of law be bound by this Plan, AEP or the Corporation shall require such successor expressly and unconditionally to assume and agree to perform AEP's or the Corporation's obligations under this Plan, in the same manner and to the same extent that AEP or the Corporation would be required to perform if no such succession had taken place. The term "Corporation," as used in this Plan, shall mean the Corporation as hereinbefore defined and any successor or assignee to the business of assets which by reason hereof becomes bound by this Plan.

                            ARTICLE VI
                DURATION, AMENDMENT AND TERMINATION

      6.1 Duration. This Plan shall terminate on the date the closing conditions set forth in Article VII of the Merger Agreement are not met or the date the Merger Agreement is terminated pursuant to Article IX of the Merger Agreement, unless it is extended for an additional period or periods by resolution adopted by the Board. If the Combination occurs, this Plan shall terminate two years after the closing date of the Combination.

      6.2 Amendment. Except as provided in Section 6.1, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants.

      6.3 Form of Amendment. The form of any amendment of the Plan shall be a written instrument signed by a duly authorized officer of the Corporation, certifying that the amendment has been approved by the Board.


                            ARTICLE VII
                           MISCELLANEOUS

      7.1 Indemnification. If a Participant institutes any reasonable legal action in seeking to obtain or enforce or is required to defend in any reasonable legal action the validity or enforceability of, any right or benefit provided by this Plan, the Corporation will pay for all actual and reasonable legal fees and expenses incurred (as incurred) by such Participant, regardless of the outcome of such action.

      7.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Corporation any obligation to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Corporation's policies regarding the termination of employment.

      7.3 Claim Procedure. If a Participant makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Corporation shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Human Resources Department of the Corporation and must be received within 30 days after the Date of Termination. If the Corporation determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Corporation determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information, if any, necessary for the claimant to perfect the claim and the reason any such addition material or information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Corporation a notice that the claimant contests the denial of the claim by the Corporation and desires a further review. The Corporation shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Corporation. The Corporation will render its final decision with specific reasons therefore in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Corporation determines additional time, not exceeding 60 days, is needed, and so notifies the claimant. If the Corporation fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Corporation shall be deemed to have denied the claim.

      7.4 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      7.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the law of Ohio, without reference to principles of conflicts of laws, except to the extent pre-empted by federal law.


                            SCHEDULE 1

        PARTICIPANTS IN THE AMERICAN ELECTRIC POWER SYSTEM
                  SENIOR EXECUTIVE SEVERANCE PLAN